Exhibit 99.1
FOR IMMEDIATE RELEASE
SurModics Secures Revolving Credit Facility
EDEN PRAIRIE, Minnesota — March 4, 2009 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of drug delivery and surface modification technologies to the healthcare industry, announced that it has entered into a credit agreement with Wells Fargo Bank, N.A. The agreement extends to SurModics up to $25 million under an unsecured revolving credit facility for a term of two years.
“Our profitable business model and healthy financial position allowed us to take advantage of the current low interest rate environment,” said Phil Ankeny, senior vice president and CFO. “Our balance sheet is strong, with approximately $70 million of cash and no debt as of December 31, 2008. This new credit line serves to enhance our liquidity position and provide additional flexibility even though the Company has no immediate plans to carry a balance.”
About SurModics, Inc.
SurModics’ vision is to extend and improve the lives of patients through technology innovation. The Company partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in improved diagnosis and treatment for patients. Core offerings include: drug delivery technologies (coatings, microparticles, nanoparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. SurModics is headquartered in Eden Prairie, Minnesota and its SurModics Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this release or part of any filings the Company makes with the SEC.
Safe Harbor for Forward Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, such as

SurModics Secures Revolving Credit Facility

our planned use of the credit line, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including those identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
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Contact
SurModics, Inc.
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700